Exhibit 99.1

NEWS

PURE Bioscience Reports First Quarter Results

Conference Call begins Today at 4:30 p.m. Eastern time

SAN DIEGO (December 15, 2011) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for its first quarter ended October 31, 2011.

Revenue for the quarter was $257,000, compared with revenue of $23,000 for the same quarter of the prior year.  The net loss for the quarter was $2.4 million, or $0.06 per share, compared with a net loss of $2.0 million, or $0.06 per share, in the first quarter last year.

As of October 31, 2011, the Company had cash and cash equivalents of approximately $1.0 million.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “The first quarter of fiscal 2012 was our first full quarter of completely and directly controlling the sales and marketing of our PURE Hard Surface disinfectant and sanitizer product.  I am pleased with the execution of our business development strategy and marketing activities to date, and I believe our diligent and focused efforts will build the necessary brand awareness to accelerate sales.  The recent addition of James McClenahan to spearhead our initiatives in the janitorial service industry is a key element to our aggressive ‘push-pull’ marketing effort, in which we will drive sales through the janitorial suppliers while also reaching out directly to end-users such as restaurants, hotels, food processing facilities, hospitals, schools and institutions to create awareness and demand.”

Krall added, “Importantly, we have established the financial resources necessary to leverage our foundation of proprietary product superiority, regulatory approvals and a growing sales network to penetrate our key target markets.”

Earlier today, the Company announced it has entered into two common stock purchase agreements with Lincoln Park Capital Fund, LLC for up to $10 million, including an initial investment of $500,000.

Craig Johnson, Chief Financial Officer of PURE Bioscience, commented on the financing, “The common stock purchase agreements with Lincoln Park Capital provide us with immediate capital and the flexibility to raise additional capital as needed at our discretion.  We have been impressed with Lincoln Park Capital’s thorough  investment process, and we are pleased to welcome them as a trusted fundamental investor in PURE.”

Conference Call
The Company will host a conference call today beginning at 4:30 p.m. Eastern time to review and discuss the financial results and its business outlook, and answer questions.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international) a few minutes before the call start time.  The call is being webcast and can be accessed at www.purebio.com.  Investors can also access the webcast at www.InvestorCalendar.com.  The webcast will be available for replay through December 15, 2012.  A replay of the conference call will be accessible until midnight February 15, 2012 by dialing 877-660-6853 or (International) 201-612-7415, and entering the Account #: 286 and the Conference ID #: 384657.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact: Don Markley, Senior Vice President Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com	PURE Bioscience Media Contact: Michael Gallo Gutenberg Communications (212) 239-8594 mgallo@gutenbergpr.com